Exhibit 4.3

☐	Ernst & Young LLP	☐	Phone: (416) 864-1234
	Chartered Accountants		Fax: (416) 864-1174
Ernst & Young Tower
222 Bay Street, P.O. Box 251
Toronto, Ontario M5K 1J7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-8) pertaining to Inco Limited’s offer dated October 21, 2005 to purchase all of the issued and outstanding common shares of Falconbridge Limited (formerly Noranda Inc.) (the “Company”) of our auditors’ report dated February 3, 2005 relating to the consolidated balance sheets of the Company as of December 31, 2004 and 2003, and the consolidated statements of income (loss) and retained earnings (deficit) and cash flows for the years then ended.

/s/ Ernst & Young LLP
Toronto, Canada,
October 24, 2005	Chartered Accountants
A member of Ernst & Young Global